Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Charter Communications, Inc.

(Exact Name of Each Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	7,000,000	$262.71	$1,838,970,000.00	$0.00014760	$271,431.97

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of the Registrant which become issuable under the 2019 Stock Incentive Plan being registered pursuant to this Registration Statement by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act and based on the average of the high and low prices of the Registrant’s common stock on April 19, 2024, as reported on The NASDAQ Global Select Market.